Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163367 on Form S-8 of our reports dated February 24, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Fortinet, Inc. and subsidiaries (the “Company") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

DELOITTE & TOUCHE LLP
San Jose, California
February 24, 2011